BG STAFFING, INC. ANNOUNCES Q2 2016 FINANCIAL RESULTS

PLANO, Texas – Aug 1, 2016 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services, today reported financial results for its second quarterly period and six months ended June 26, 2016.

Q2 2016 Summary

•	Revenue exceeded Q2 2015 by $12.8 million, an increase of 25.8%

•	Gross profit increased in each of our three business segments over Q2 2015 -

◦	Multifamily increased 48.4%

◦	Professional increased 52.7%

◦	Commercial increased 8.8%

•	Operating income exceeded Q2 2015 by $1.3 million, an increase of 48.8%

•	Net income was less than Q2 2015 by approximately $65,000, a decrease of 4.4%

Six-Month 2016 Summary

•	Revenue exceeded the first six months 2015 by $31.5 million, an increase of 34.7%

•	Gross profit increased in each of our three business segments over the first six months 2015 -

◦	Multifamily increased 47.2%

◦	Professional increased 74.4%

◦	Commercial increased 13.6%

•	Operating income exceeded the first six months 2015 by $3.1 million, an increase of 87.8%

•	Net income exceeded the first six months 2015 by approximately $604,000, an increase of 37.2%

Q2 2016 Pro forma

•	Pro forma* revenue exceeded Q2 2015 by $4.3 million, an increase of 7.3%

•	Pro forma* Adjusted EBITDA(1) exceeded Q2 2015 by $0.6 million, an increase of 11.5%

Six-Month 2016 Pro forma

•	Pro forma* revenue exceeded the first six months 2015 by $11.7 million, an increase of 10.6%

•	Pro forma* Adjusted EBITDA(1) exceeded the first six months 2015 by $1.6 million, an increase of 18.4%

L. Allen Baker, Jr., President and CEO, stated, "As evidenced by the continued strong growth in each of our three business segments, we continue to build upon our foundation combining organic growth and disciplined, accretive acquisitions.”

“While net income and EPS were negatively impacted as the result of a $404,000 ($0.05 per diluted share) one-time debt extinguishment expense, this early elimination of high interest debt will result in less interest expense going forward. We continue our geographic and industry expansion plans and expect to finish 2016 as our strongest," Baker concluded.

Q2 2016 Results
Revenues for the second quarter 2016 were $62.6 million, an increase of 25.8% when compared with revenues from the second quarter 2015 of $49.8 million. The Company reported net income of $1.4 million, or $0.17 per diluted share for the second quarter 2016 compared with net income of $1.5 million, or $0.20 per diluted share for the second quarter 2015. Gross profit percent was 24.3% for the second quarter 2016 compared with 21.8% for the second quarter 2015.

Adjusted EBITDA(1) was $5.8 million, or 9.2% of revenues, in the second quarter of 2016, compared with $4.1 million, or 8.3% of revenues for the same period in the prior year.

Adjusted EPS(1) for the second quarter 2016 was $0.29, a decrease of 6.5% when compared with the second quarter 2015 of $0.31.

Six-Month 2016 Results
Revenues for the first six months 2016 were $122.2 million, an increase of 34.7% when compared with revenues from the first six months 2015 of $90.7 million. The Company reported net income of $2.2 million, or $0.28 per diluted share for the first six months 2016 compared with net income of $1.6 million, or $0.23 per diluted share for the first six months 2015. Gross profit percent was 23.4% for the first six months 2016 compared with 21.2% for the first six months quarter 2015.

Adjusted EBITDA(1) was $10.3 million, or 8.4% of revenues, in the first six months of 2016, compared with $6.2 million, or 6.8% of revenues for the same period in the prior year.

Adjusted EPS(1) for the first six months 2016 was $0.54, an increase of 25.6% when compared with the first six months 2015 of $0.43.

Earnings per share for the second quarter and the first six months 2016 was effected by an approximate $404,000, net of tax, one-time debt extinguishment expense, or $0.05 per diluted share.

(1) Non-GAAP financial measure. See reconciliation at end for details.
(*) Pro forma revenue and Adjusted EBITDA includes zero and two months of D&W Talent, LLC ("DW") and three and six months of Vision Technology Services ("VTS") for the quarter and year to date in 2015, respectively. See reconciliation at end for details.

Conference Call
The Company will host an investor conference call to discuss financial results on August 2, 2016 at 1:30pm PDT (4:30 EDT). The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on August 2, 2016. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=120309.  A replay of the recorded call will be available for 90 days on the Company's website (http://bgstaffing.investorroom.com/). You can also listen to a replay of the call by dialing 1-877-870-5176 (international participants dial 1-858-384-5517) starting August 2, 2016, at 7:30pm EDT through August 10, 2016 at 11:59 pm EDT. Please use PIN Number 10001412.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements

The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

BG Staffing, Inc.
Selected Consolidated Statements of Operations Information
(amounts in thousands, except per-share amounts)

	Second Quarter		Year-to-Date
	2016	2015	2016	2015
Revenues	$62,615	$49,781	$122,166	$90,666
Gross profit	$15,185	$10,866	$28,531	$19,207
Selling, general and administrative expenses	$9,474	$6,877	$18,376	$13,227
Operating income	$3,984	$2,677	$6,647	$3,540
Income before income taxes	$2,283	$2,308	$3,667	$2,619
Net income	$1,397	$1,462	$2,231	$1,626
Net income per diluted share	$0.17	$0.20	$0.28	$0.23
Weighted average dilutive shares	8,053	7,270	7,852	7,099

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA and Adjusted EPS.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, net income per diluted share, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA and Adjusted EPS are useful performance measures and are used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone.

We define “Adjusted EPS” as diluted earnings per share eliminating amortization expense of intangible assets from acquisitions.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, non-cash items, and certain items that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income to Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
	(dollars in thousands)
Net income	$1,397	$1,462	$2,231	$1,626
Interest expense, net	1,297	559	2,576	1,090
Income tax expense	886	846	1,436	993
Depreciation and amortization	1,726	1,312	3,508	2,440
Loss on extinguishment of debt	404	—	404	—
Share-based compensation	71	123	142	183
Change in fair value of put option	—	(190)	—	(169)
Adjusted EBITDA	$5,781	$4,112	$10,297	$6,163

Reconciliation of Adjusted EPS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015

Net income per diluted share	$0.17	$0.20	$0.28	$0.23
Amortization	0.20	0.17	0.42	0.32
Income tax expense adjustment	(0.08)	(0.06)	(0.16)	(0.12)
Adjusted EPS	$0.29	$0.31	$0.54	$0.43
Reconciliation of Pro Forma Adjusted EBITDA

	June 28, 2015
	Thirteen Weeks Ended				Twenty-six Weeks Ended
	BG	DW	VTS	Pro Forma	BG	DW	VTS	Pro Forma
	(dollars in millions)
Net income	$1.5	$—	$1.1	$2.6	$1.6	$0.5	$2.1	$4.2
Interest expense, net	0.6	—	—	0.6	1.1	—	—	1.1
Income tax expense	0.8	—	—	0.8	1.0	—	—	1.0
Depreciation and amortization	1.3	—	—	1.3	2.4	—	—	2.4
Share-based compensation	0.1	—	—	0.1	0.2	—	—	0.2
Change in fair value of put option	(0.2)	—	—	(0.2)	(0.2)	—	—	(0.2)
Adjusted EBITDA	$4.1	$—	$1.1	$5.2	$6.1	$0.5	$2.1	$8.7

Reconciliation of Pro Forma Revenues

	June 28, 2015
	Thirteen Weeks Ended	Twenty-six Weeks Ended
	(dollars in millions)
Revenues	$49.8	$90.7
D&W Talent, LLC	—	3.1
Vision Technology Services	8.5	16.7
Pro forma revenues	$58.3	$110.5